                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                 CMP MEDIA INC.
                                       AT
                             $39.00 PER SHARE, NET
                                       BY
                             MFW ACQUISITION CORP.,
                           A WHOLLY-OWNED SUBSIDIARY
                                       OF
                        MFW ACQUISITION HOLDINGS CORP.,
                       A WHOLLY-OWNED INDIRECT SUBSIDIARY
                           OF UNITED NEWS & MEDIA PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 3, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES REPRESENTING AT LEAST 51% OF THE NUMBER AND VOTING POWER OF THE OUTSTANDING SHARES OF COMMON STOCK OF CMP MEDIA INC. (THE "COMPANY") ON A FULLY DILUTED BASIS AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A Common Stock, par value $.01 per share, or Class B Common Stock, par value $.01 per share (collectively, the "Shares"), of the Company, should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares (the "Share Certificates"), and any other required documents, to the Depositary named on the back cover of this Offer to Purchase or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other tender offer materials may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

May 6, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
INTRODUCTION..............................................................................................           1

SECTION 1.        Terms of Offer; Expiration Date.........................................................           3

SECTION 2.        Acceptance for Payment and Payment for Shares...........................................           4

SECTION 3.        Procedure for Accepting the Offer and Tendering Shares..................................           5

SECTION 4.        Withdrawal Rights.......................................................................           8

SECTION 5.        Certain Federal Income Tax Consequences.................................................           9

SECTION 6.        Price Range of the Shares...............................................................          10

SECTION 7.        Certain Information Concerning the Company..............................................          10

SECTION 8.        Certain Information Concerning Merger Sub and Parent....................................          13

SECTION 9.        Financing of the Offer and the Merger...................................................          14

SECTION 10.       Background of the Offer; Contacts with the Company; Merger Agreement; Tender and Voting           15
                  Agreement...............................................................................

SECTION 11.       Purpose of the Offer; Plans for the Surviving Corporation after the Offer and the                 22
                  Merger..................................................................................

SECTION 12.       Dividends and Distributions.............................................................          23

SECTION 13.       Effect of the Offer on Market for Shares; Nasdaq Listing; Registration under the                  23
                  Exchange Act............................................................................

SECTION 14.       Certain Conditions of the Offer.........................................................          24

SECTION 15.       Certain Legal Matters and Regulatory Approvals..........................................          26

SECTION 16.       Fees and Expenses.......................................................................          28

SECTION 17.       Miscellaneous...........................................................................          28

TO THE HOLDERS OF COMMON STOCK OF
CMP MEDIA INC.

                                  INTRODUCTION

    MFW Acquisition Corp., a Delaware corporation (the "Merger Sub") and wholly-owned subsidiary of MFW Acquisition Holdings Corp., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the Class A Common Stock, par value $.01 per share (the "Class A Shares"), and the Class B Common Stock, par value $.01 per share (the "Class B Shares," and, collectively with the Class A Shares, the "Shares") of CMP Media Inc. a Delaware corporation (the "Company"), at a price of $39.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Each of Parent, Merger Sub and Miller Freeman Worldwide plc ("MF Worldwide") are wholly-owned indirect subsidiaries of United News & Media plc, an English public limited company ("United").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Merger Sub pursuant to the Offer. Merger Sub will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary"), Allen & Company Incorporated (the "Dealer Manager") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES REPRESENTING AT LEAST 51% OF THE NUMBER AND VOTING POWER OF THE OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND
(II) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

    The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 28, 1999 (the "Merger Agreement") by and among Merger Sub, the Company, MF Worldwide and United. The Merger Agreement provides, among other things, for the making of the Offer by Merger Sub and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease (the "Merger"). (The Company, as the entity which will survive the Merger, is sometimes referred to herein as the "Surviving Corporation.") As a result of the Merger, the Surviving Corporation will be a wholly-owned subsidiary of Parent and an indirect wholly-owned subsidiary of United. At the time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, by the Company (which shall not include any shares held by the trust established pursuant to the 1999 Leeds Family/CMP Media Inc. Employee Benefit Trust Agreement) or by any direct or indirect wholly-owned subsidiary of the Company or held by stockholders who shall have demanded and perfected appraisal rights, if any, under the DGCL) will be canceled and converted automatically into the right to receive $39.00 in cash, or any higher price that may be paid per share in the Offer, without interest (the "Merger Consideration"). See Section 10 for a more detailed description of the Merger Agreement.

    Holders of Class A Shares are entitled to one vote for each such Share held and holders of Class B Shares are entitled to ten votes for each such Share held. Each Class B Share is convertible, at the option of the holder, into one Class A Share, and automatically will be so converted when acquired by Merger Sub pursuant to the Offer. See Section 7.

    In connection with the execution of the Merger Agreement, Merger Sub entered into a Tender and Voting Agreement, dated as of April 28, 1999 (the "Tender and Voting Agreement"), with the holders of all of the outstanding Class B Shares, which represented approximately 90% of the voting power of the outstanding Shares of the Company as of April 28, 1999. Pursuant to the Tender and Voting Agreement, the holders of Class B Shares have agreed, among other things, to tender all such Shares pursuant to the Offer, and not withdraw such Shares as long as the Tender and Voting Agreement remains in effect, and to vote such Shares in favor of the Merger. See Section 10.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. Under the Company's Certificate of Incorporation and the DGCL, the affirmative vote of the holders of Shares having a majority of the voting rights of all outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Merger Sub acquires (pursuant to the Offer or otherwise) Shares having a majority of the voting rights of all outstanding Shares, Merger Sub will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    Under the DGCL, if Merger Sub acquires, pursuant to the Offer or otherwise, at least 90% of each class of Shares then outstanding, Merger Sub will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Merger Sub and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Merger Sub does not acquire at least 90% of each class of Shares then outstanding pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See Section 10 for a more detailed description of the Merger. Merger Sub reserves the right, subject to certain conditions described below, to extend the Offer for up to 10 business days if less than 90% of the Class A Shares have been tendered.

    The Company has represented to Merger Sub that (i) as of April 28, 1999, 12,948,956 Class A Shares and 10,152,810 Class B Shares were issued and outstanding and (ii) as of April 27, 1999 the Company had reserved 266,311 Class A Shares for issuance upon exercise of options under the Company's Stock Incentive Plan, 25,827 Class A Shares for issuance under the Company's Directors' Stock Compensation Plan, and 1,446,835 Class A Shares for issuance under the Company's Employee Stock Purchase Plan (collectively the "Plans"). See
Section 10 for a description of the treatment of rights to acquire Shares under the Plans.

    The Company has been advised by each of its directors and executive officers that they intend to tender all Shares beneficially owned by them pursuant to the Offer. After giving effect to the automatic conversion of all Class B Shares, the directors and executive officers of the Company hold Shares representing in the aggregate approximately 41% of the voting rights of the issued and outstanding Shares and approximately 38% of the voting rights of the Shares on a fully diluted basis.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE TENDER AND VOTING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND DETERMINED THAT THE TERMS OF THE OFFER

AND THE MERGER AS SET FORTH IN THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    SECTION 1. TERMS OF OFFER; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will accept for payment and will pay for all Shares duly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with the provisions set forth in Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on June 3, 1999, unless and until Merger Sub, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Merger Sub, shall expire.

    Merger Sub expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time or from time to time, to extend for any reason consistent with the terms of the Merger Agreement, the period of time during which the Offer is open, including the failure of any of the conditions set forth in Section 14 to have been satisfied or waived, by giving oral or written notice of such extension to the Depositary and by providing notice thereof, if applicable, as required by rules promulgated by the Securities and Exchange Commission (the "SEC"). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Merger Sub expressly reserves the right, at any time and from time to time, if any of the conditions to the Offer are not satisfied, to (i) terminate the Offer, (ii) postpone acceptance of, and payment for, any Shares or (iii) waive any condition or otherwise amend the Offer in any respect, by giving notice thereof to the Depositary (and such other persons as required by the SEC), subject in each case to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement. The Merger Agreement states that, without the prior written consent of the Company, Merger Sub shall not (i) decrease the price per Share payable in the Offer or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought,
(iii) amend or waive satisfaction of the Minimum Condition or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares; except that Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Merger Sub's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for an aggregate period of not more than 10 business days if, immediately prior to the initial expiration date of the Offer (as it may be extended), after giving effect to the automatic conversion of all Class B Shares validly tendered and not withdrawn, the Class A Shares validly tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Class A Shares and Merger Sub irrevocably expressly waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer, or
(iii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer.

    If Merger Sub extends the Offer, or, subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") if Merger Sub (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for the Shares pursuant to the Offer for any reason, then, without prejudice to Merger Sub's rights under the Offer, the

Depositary may nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights. See Section 4.

    Any extension, delay in payment, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Merger Sub will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

    The Company has provided Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the purchase of and payment for Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4 will be made as promptly as reasonably practicable after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting period under the HSR Act and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the sole discretion of Merger Sub and such determination shall be final and binding on all tendering stockholders, subject to the terms of the Merger Agreement. In addition, Merger Sub reserves the right, in its sole discretion, subject to applicable rules promulgated by the SEC, (A) to accelerate the acceptance for payment of, and the payment for, Shares consistent with any applicable withdrawal rights and (B) to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply, in whole or in part, with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Form of Acceptance and Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    United expects to file, promptly but in no event after May 19, 1999, with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire at 11:59 P.M., New York City time, by not later than June 3, 1999. Prior to such time the FTC or the

Antitrust Division may extend such waiting period by requesting additional information or material from Parent. If such request is made, the waiting period will expire at 11:59 P.M., New York City time, on the tenth calendar day after substantial compliance by Merger Sub with such a request. Thereafter, the waiting period may only be extended by court order. Any waiting period under the HSR Act may be terminated in individual cases by the FTC and the Antitrust Division prior to its expiration. See Section 15.

    For purposes of the Offer, Merger Sub will be deemed to have accepted for payment and for purchase Shares validly tendered and not properly withdrawn if and when Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price thereafter with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting payment to validly tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES TENDERED PURSUANT TO THE OFFER BE PAID BY MERGER SUB REGARDLESS OF ANY EXTENSION OR DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer within the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), without expense to the tendering stockholder, as promptly as practicable following the expiration or termination of the Offer. Return of such Share Certificates will be made to and at the risk of the tendering stockholder. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Merger Sub's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

    If, prior to the Expiration Date, Merger Sub varies the terms of the Offer by increasing the consideration to be paid for Shares, Merger Sub will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such variation in the terms of the Offer.

    Subject to the terms of the Merger Agreement, Merger Sub reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or to other affiliates of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    SECTION 3. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDER OF SHARES. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer of Shares) and any other required documents, must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) Share Certificates for tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received by the Depositary) in each case prior to the Expiration Date, or
(ii) the tendering stockholder must comply with the guaranteed delivery procedure described below.

    BOOK-ENTRY TRANSFERS. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee on the Letter of Transmittal is required if (a) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (b) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (any such bank, broker, dealer, credit union, savings association or other entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered or not accepted for payment are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Merger Sub, is received by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the Share Certificates, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market System ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary.

    Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation with respect thereto), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of Book-Entry Transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its sole discretion, which determination shall be final and binding. Merger Sub reserves the absolute right to reject any or all tenders of any particular Shares that it determines are not in proper form or the acceptance for payment of which may, in the opinion of Merger Sub's counsel, be unlawful. Merger Sub also reserves the absolute right to waive any of the conditions of the Offer or to waive any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Merger Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Merger Sub as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after April 28,
1999), effective when, if and to the extent that Merger Sub accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Merger Sub accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder with respect to such Shares (and if given or executed, will not be deemed to be effective). The designees of Merger Sub will be empowered, with respect to such Shares for which the appointment is effective, to exercise all voting and other rights (whether by written consent or otherwise) of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment of postponement thereof, by written consent in lieu of any such meeting or otherwise. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub's payment for such Shares Merger Sub must be able to exercise full voting rights with respect to such Shares.

    Merger Sub's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

    TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS OF CASH PURSUANT TO THE OFFER, A STOCKHOLDER TENDERING SHARES IN THE OFFER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") ON A SUBSTITUTE FORM W-9 AND CERTIFY UNDER PENALTIES OF PERJURY THAT SUCH TIN IS CORRECT AND THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary for stockholders not subject thereto to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

    SECTION 4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Shares may also be withdrawn at any time after July 5, 1999 unless theretofore accepted for payment as provided herein. If Merger Sub extends the Offer or if Merger Sub is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Merger Sub's rights under the Offer, the Depositary may nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders properly withdraw such Shares as set forth in this Section 4.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address specified on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates for such Shares have been tendered) the names in which the Share Certificate(s) representing such Shares are registered, if different from that of the person tendering such Shares. If Share Certificate(s) have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificate(s), the serial numbers shown on such Share Certificate(s) must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal of such Shares must specify the name and number of the account at the Book-Entry Transfer Facility and otherwise comply with the Book-Entry Transfer Facility's procedures for withdrawal.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures set forth in Section 3.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be resolved by Merger Sub, in its sole discretion, which resolution shall be final and binding. None of Merger Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notice.

    SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The summary of federal income tax consequences set forth below is for general information only and is based on Merger Sub's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation and other stockholders who do not hold their Shares as capital assets. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable sale or exchange for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the stockholder has held the Shares for more than one year at the time of sale. Under current law, gain or loss will be calculated separately for each Share or, where applicable, block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may, although not otherwise subject to backup withholding be subject to backup withholding, if the stockholder fails to provide its TIN, fails to certify that such number is correct or properly certify that it is awaiting a TIN or if the Internal Revenue Service (the "IRS") notifies the Depositary that the TIN is incorrect. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the IRS. See Section 3.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

    SECTION 6. PRICE RANGE OF THE SHARES.

    The Class A Shares have been listed and principally traded on the Nasdaq National Market System ("Nasdaq") under the symbol "CMPX" since July 25, 1997. The following table sets forth, for the periods indicated, the high and low sales prices per Class A Share as reported by Nasdaq:

                                                                               HIGH        LOW
                                                                             ---------  ---------
Year Ended December 31, 1997:
First Quarter..............................................................  $      --  $      --
Second Quarter.............................................................         --         --
Third Quarter..............................................................      29.38*     23.25*
Fourth Quarter.............................................................      26.88      13.75

Year Ended December 31, 1998:
First Quarter..............................................................  $    28.5  $   15.88
Second Quarter.............................................................       27.5      11.50
Third Quarter..............................................................      21.13       7.75
Fourth Quarter.............................................................      18.75       7.88

Year Ending December 31, 1999:
First Quarter..............................................................  $   34.00  $   14.75
Second Quarter (through May 4, 1999).......................................      39.13      29.25

------------------------

*   Third quarter 1997 includes July 25, 1997 through September 30, 1997

    As of May 4, 1999, there were approximately 1,544 holders of record of the Class A Shares and 14 holders of record of the Class B Shares.

    On April 28, 1999, the last full trading day prior to the approval of the Merger Agreement by the Board and the announcement of the execution of the Merger Agreement, the closing sales price on Nasdaq was $33.875 per Class A Share.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A SHARES.

    SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other sources. Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer. Neither Merger Sub, Parent nor any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Merger Sub, Parent or their respective affiliates.

    GENERAL.

    The Company is a leading technology media company that provides information products and services to the builders, sellers and users of technology worldwide. The Company has published magazines and newspapers about technology for more than 27 years. In terms of total print advertising pages, it is now the largest technology publisher in the U.S. according to Inquiry Management Systems, an independent ad-tracking firm. In recent years, the Company has expanded its publishing activities into foreign countries as well as onto the World Wide Web.

    Of the three largest U.S. technology publishers, the Company is the only one which serves the broad spectrum of builders, sellers and users of technology. The Company believes that publishing for audiences across the spectrum of builders, sellers and users enables it to offer advertisers a one-stop purchasing opportunity which capitalizes on their need to reach audiences in multiple markets. The "builders" of technology include manufacturers, engineers, designers and purchasers of electronic systems and components, including computers, telecommunications equipment, semiconductors, software, peripherals and related products. The "sellers" include distributors, value-added resellers, retailers, systems integrators, dealers, consultants, computer superstores, mass merchandisers, warehouse clubs, consumer electronics retailers and mail-order sellers. The "users" include the end-users of information systems, telecommunications systems, computer systems, personal computers, software, the Internet and related products and services, including information systems executives, network communications and departmental applications managers, and Internet and intranet managers. The technology sector of the U.S. publishing industry has experienced substantial growth as technology has become increasingly integrated into business and consumer products and the demand for technology information and analysis has increased.

    The Company's principal executive offices are located at 600 Community Drive, Manhasset, New York, and its telephone number is (516) 562-5000.

    FINANCIAL INFORMATION.

    Holders of Class A Share and Class B Shares vote together as a single class as follows: holders of Class A Shares are entitled to one vote for each such share held and holders of Class B Shares are entitled to ten votes for each such share held. Dividends may be paid out of legally available funds if declared by the Board of Directors and are payable equally to each class of Common Stock. Each Class B Share is convertible, at the option of the holder, into one Class A Share. Each Class B Share automatically will be converted into one Class A Share upon the acquisition thereof in certain circumstances, and will be so converted upon acquisition of such Class B Shares by Merger Sub pursuant to the Offer.

                                 CMP MEDIA INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                                           ----------------------------------
                                                                              1998        1997        1996
                                                                           ----------  ----------  ----------

                                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                                        AMOUNTS)
Statement of Income Data:
  Revenue................................................................  $  477,561  $  473,851  $  418,059
  Income from operations.................................................      16,036      34,887      28,805
  Net income.............................................................      10,005      30,287      26,859
  Net income per share--basic............................................        0.43
  Net income per share--diluted..........................................        0.42
  Pro forma net income (1)...............................................                  17,336      16,056
  Pro forma net income per share--basic (1)..............................                    0.77        0.72
  Pro forma net income per share--diluted (1)............................                    0.75        0.72

                                                                                         AS OF DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------

                                                                                           (IN THOUSANDS)
Balance Sheet Data:
  Working capital................................................................  $  37,300  $  50,992  $  11,865
  Total assets...................................................................    202,262    197,709    123,935
  Total long-term debt...........................................................         --         --     25,000
  Stockholders' equity...........................................................    107,507     96,596     16,713

------------------------

(1) During 1997, the Company completed its initial public offering and elected to change its tax status from an S corporation to a C corporation. Pro forma net income and pro forma net income per share data are presented as if the Company had changed its tax status to a C corporation prior to January 1, 1996.

    In connection with the review by MF Worldwide of the Company and in the course of the discussions between MF Worldwide and the Company described in
Section 10, the Company provided MF Worldwide with certain business and financial information that Merger Sub and Parent believe is not publicly available. For the year ended December 31, 1999, the Company budgeted revenue of $509.0 million and earnings before income taxes, depreciation and amortization of $46.2 million.

    PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS ABOUT COMPLEX ECONOMIC AND OPERATING FACTORS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE IS NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO MERGER SUB AND PARENT BY THE COMPANY. NONE OF MERGER SUB, PARENT, THE COMPANY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by the Company with the SEC should be available for inspection at the public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Such reports, proxy statements and other information also may be obtained at the Web site that the SEC maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    Merger Sub and Parent have filed a Tender Offer Statement on Schedule 14D-1 (together with any amendments thereto, the "Schedule 14D-1") with the SEC in connection with the Offer. This Offer to Purchase does not contain all the information set forth in the Schedule 14D-1 and the exhibits thereto. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Offer to Purchase or in any document incorporated in this Offer to Purchase by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Schedule 14D-1 or such other document, each such statement being qualified in all respects by such reference.

    SECTION 8. CERTAIN INFORMATION CONCERNING MERGER SUB AND PARENT.

    MERGER SUB AND PARENT. Both Merger Sub and Parent are newly incorporated Delaware corporations organized in connection with the Offer and the Merger and have not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Merger Sub and Parent are located at 32 Union Square East, 5th Floor South, New York, NY 10003, and their telephone number at that address is (212) 358-6750. Merger Sub is a direct wholly-owned subsidiary of Parent. Until immediately prior to the time that Merger Sub will purchase Shares pursuant to the Offer, it is anticipated that neither Merger Sub nor Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Merger Sub and Parent are newly formed and have minimal assets and capitalization, no meaningful financial information regarding Merger Sub and Parent is available.

    UNITED NEWS & MEDIA PLC. Parent, Merger Sub and MF Worldwide are wholly-owned indirect subsidiaries of United, an English public limited company, a leading trade exhibition organizer, business magazine and advertising periodical publisher and corporate news distributor. Within the United Kingdom, United also is a leading national newspaper publisher and has significant broadcasting operations.

    The name, current business address, citizenship, and present principal occupation or employment, and five-year employment history for each of the directors and executive officers of Merger Sub, Parent and United, and certain other information, are set forth on Schedule I hereto.

    United is subject to certain limited informational filing requirements of the Exchange Act as a foreign private issuer, and in accordance therewith is obligated to file periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such reports and other information filed by United are available for inspection and copying at the public reference facilities of the SEC in the same places and in the same manner as set forth with respect to the Company in Section 7, except that such documents are not available on the SEC's Web site.

    For the year ended December 31, 1997, United had revenues of approximately $3.7 billion and profit after tax of approximately $472.5 million. United's stockholders' equity at June 30, 1998 was approximately $1,743.7 million with approximately $502.1 million of cash and cash equivalents.

    United's consolidated balance sheet and the related consolidated profit and loss account and consolidated cash flow statement for the three years ended December 31, 1997, 1996 and 1995 contained in Part IV, Item 19 of United's Annual Report on Form 20-F for the year ended December 31, 1997 filed with the SEC (the "Annual Report") are hereby incorporated by reference. A copy of the Annual Report may be obtained (i) by writing to United at Ludgate House, 245 Blackfriars Road, London SE1 9UY, United Kingdom, attention: Corporate Secretary or (ii) upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Additionally, the Annual Report may be inspected at the SEC's offices.

    Except as provided in the Merger Agreement, the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, (i) none of Merger Sub, Parent nor, to the knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of Merger Sub, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies and (ii) none of Merger Sub, Parent nor, to the knowledge of Merger Sub and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transactions in any Shares during the past 60 days.

    Except as provided in the Merger Agreement, the Tender and Voting Agreement and as otherwise described in this Offer to Purchase, since July 25, 1997, the date of the initial public offering of the Class A Shares, none of Merger Sub, Parent nor to the knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has had any transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as provided in the Merger Agreement, the Tender and Voting Agreement and as otherwise outlined in this Offer to Purchase, since July 25, 1997, there have been no contacts, negotiations or transactions between any of Merger Sub, Parent, or any of their subsidiaries or, to the best knowledge of Merger Sub and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities of any class of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

    SECTION 9. FINANCING OF THE OFFER AND THE MERGER.

    The total amount of funds required by Merger Sub to acquire all of the outstanding Shares pursuant to the Offer, consummate the Merger and pay fees and expenses related to the Offer and the Merger is estimated to be approximately $954 million. See "Fees and Expenses." Merger Sub will obtain all such funds from United and its subsidiaries. To provide such funds, United and its subsidiaries will use a combination of (i) cash on hand, working capital and other internally-generated funds and (ii) borrowings under a proposed bridge loan facility with Lloyds Bank Plc. The Offer is not conditioned upon Merger Sub receiving any financing.

    United entered into a commitment letter dated April 29, 1999 with Lloyds Bank Plc (the "Commitment Letter") which contemplates that United (or a subsidiary of United, if guaranteed by United), subject to the execution of a definitive loan agreement, may borrow up to $800 million under a bridge loan facility to be used solely for financing the acquisition of the Company. Interest under the bridge loan facility will be 0.50% per annum over LIBOR. If the borrower does not repay the bridge loan facility by August 31, 1999, United will be obligated to repay it by drawing down available credit under its existing credit facility, for which Lloyds Bank Plc is the facility agent.

    United expects to repay the bridge loan facility from funds generated internally by United and its subsidiaries (including, after the Merger, funds generated by the Surviving Corporation) and through other sources which may include the proceeds of future bank financings, the public or private sale of debt or equity securities or a combination thereof. No decisions have been made, however, concerning the method United and its subsidiaries will employ to repay such indebtedness. Such decisions, when made, will be based on United's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

    The foregoing description of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter filed as Exhibit (b) to the Schedule 14D-1 and is incorporated herein by reference.

    SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; MERGER AGREEMENT; TENDER AND VOTING AGREEMENT.

    BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

    Beginning in December 1998, the Executive Committee of the Company's Board of Directors, in consultation with other members of the Company's Board of Directors and senior management of the Company, began the process of considering the exploration of various strategic alternatives for the Company, including but not limited to a sale or merger of the Company, in order to maximize stockholder value and expand the Company's ability to provide new products and services to its customers. On December 17, 1998, representatives of Lazard Freres & Co. LLC ("Lazard Freres"), which previously had served as a financial advisor to the Company, made a presentation to the Executive Committee and certain members of the Company's senior management regarding strategic alternatives for the Company. At that point, the range of possible transactions considered included the restructuring of parts of the Company's businesses, an acquisition or joint venture with respect to one or more of the Company's publication groups, or an outright acquisition of the Company. On December 24, 1999, representatives of Lazard Freres and the Company held a conference call in order to start gathering information regarding the Company in connection with the possible exploration of strategic alternatives.

    On January 7, 1999, the members of the Executive Committee, together with certain members of the Company's senior management, met with representatives of Lazard Freres and Dow, Lohnes & Albertson, PLLC, the Company's legal counsel ("DL&A"), to discuss possible strategic alternatives and the process by which the Company could solicit expressions of interest from potential strategic and financial parties. Lazard Freres' engagement to act as financial advisor to the Company in connection with this exploration of strategic alternatives, and to conduct an organized marketing process in that connection, was formally evidenced by an engagement agreement with the Company entered into as of January 25, 1999. At a meeting of the Board of Directors on February 9, 1999, the Company's Board of Directors gave final approval to the Company's exploration of strategic alternatives.

    On February 10, 1999, the Company issued a press release announcing the retention of Lazard Freres and the Company's decision to explore strategic alternatives, including but not limited to a sale or merger. As part of the process of exploring the Company's strategic options, the Company's senior management had prepared in late January 1999 and early February 1999, in conjunction with Lazard Freres, a collection of evaluation materials for distribution on a confidential basis to potentially interested parties. Between February 10, 1999 and March 3, 1999, Lazard Freres contacted a total of 75 parties, including strategic and financial buyers, that Lazard Freres and the Company believed would be most likely to have a potential interest in the Company. Of these parties, 37 requested additional information and were sent the confidential evaluation materials concerning the Company. During this period, representatives of Lazard Freres and DL&A entered into negotiation of confidentiality agreements with parties interested in receiving evaluation materials on the Company. As part of this process, the Company and United entered into a confidentiality agreement on February 19, 1999 with respect to the evaluation materials. The Company and Lazard Freres also held a number of meetings in February 1999 and March 1999 in order to prepare for management presentations and to gather data room information that would be made available to the selected potential buyers.

    On February 26, 1999, Lazard Freres sent a letter to interested parties requiring non-binding preliminary indications of interest by March 16, 1999. Of the parties that received the confidential evaluation materials, a number of parties (including United) expressed interest in pursuing a transaction with the Company and made non-binding preliminary indications of interest on March 16, 1999. On March 17, 1999, after consultation with the Company, representatives of Lazard Freres contacted certain of these parties (including United) in order to inform them that they were invited to proceed with due diligence and to schedule a time for management presentations by the Company. Arrangements were also made for the selected parties to obtain access to the Company's data room for their review of due diligence materials.

    From March 23, 1999 to April 2, 1999, the selected parties (including United) were given presentations by the Company's management and visited the data room. A number of follow up meetings and conference calls were organized between representatives of the Company and the interested parties in order to enable the selected parties to complete their due diligence. On April 12, 1999, Lazard Freres informed the selected parties that final and binding "last and best" offers for the Company were due by April 26, 1999.

    After the delivery of proposals by the remaining interested parties on April 26, 1999, the Executive Committee consulted with its financial and legal advisors on April 26, 1999 regarding the status and terms of the proposals delivered and determined, with the knowledge and approval of the other members of the Board of Directors, to commence negotiations with representatives of United and MF Worldwide, which had proposed to make a cash tender offer for all shares of the Company's Common Stock at $39.00 per share, to be followed by a merger of Merger Sub and the Company. The Company's financial and legal advisors met with the financial and legal advisors to United and MF Worldwide on April 27, 1999 to discuss various aspects of the MF Worldwide proposal and issues relating thereto under the proposed form of Merger Agreement. Among other issues discussed was the requirement by MF Worldwide that the holders of the Company's Class B Common Stock (comprised of members of the Leeds Family and certain controlled trusts and private foundations) enter into the Tender and Voting Agreement.

    All of the members of the Board of Directors of the Company met on April 27, 1999 to discuss the proposals received from the interested parties and, in particular, the proposal of United and MF Worldwide. DL&A, the Company's legal advisors, made a presentation to the Board of Directors regarding the terms of the Merger Agreement and the Tender and Voting Agreement and the Board of Directors's fiduciary duties in evaluating the transaction. Thereafter, Lazard Freres made a presentation to the Board of Directors reviewing the process that led to the proposed offer from United and MF Worldwide, an overview of the financial terms of such proposed offer and the offers received from other parties, a summary of the recent performance of the Company and a valuation summary relating to the Company. On the basis of the material presented, Lazard Freres indicated that it was prepared to deliver an opinion to the Board of Directors to the effect that, based upon and subject to the assumptions and other matters set forth therein, the $39.00 per share cash consideration proposed to be paid to the Company's stockholders in connection with the Offer and the Merger was fair to the stockholders of the Company from a financial point of view (which was subsequently confirmed by Lazard Freres' delivery of a written opinion dated April 28, 1999 to the Board of Directors). After discussing the matters referred to above, the members of the Board of Directors resolved to recess their meeting and to take up the discussion of these matters the following day.

    At the subsequent resumption of the meeting of all of the members of the Board of Directors on April 28, 1999, the Board of Directors continued its consideration of the Offer and the Merger. After discussion, the independent members of the Board of Directors (Richard W. Anderson and Sharon Lee Patrick) indicated that they approved the forms of the Merger Agreement and the Tender and Voting Agreement and the consummation of the transactions contemplated thereby. Thereafter, the full Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Tender and Voting Agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement and the Tender and Voting Agreement and the transactions contemplated thereby (and exempted Merger Sub from the application of Section 203 of the Delaware General Corporation Law), and (iii) resolved to recommend that the Company's stockholders accept the Offer and tender their Shares into the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

    The Merger Agreement and Tender and Voting Agreement were executed as of April 28, 1999, and the Company and United issued a joint press release on April 29, 1999 announcing the execution of the agreements.

    THE MERGER AGREEMENT.

    The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed as an exhibit to Merger Sub's and Parent's Schedule 14D-1 and 13D.

    THE OFFER. The Merger Agreement provides that as promptly as reasonably practicable after the date of execution of the Merger Agreement, but in no event later than May 6, 1999, Merger Sub will commence the Offer for all of the outstanding Shares at a price of not less than $39.00 per Share in cash, net to the seller, subject to the satisfaction of conditions set forth in Section 14 and, subject only to the terms and conditions of the Offer, will pay, as promptly as reasonably practicable, after expiration of the Offer for all Shares duly tendered thereunder and not withdrawn. Merger Sub may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes in the terms and conditions of the Offer. However, without the consent of the Company, no change may be made which decreases the price per Share payable in the Offer or changes the form of consideration payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer other than those described in Section 14 or which extends the Offer (except as set forth in the following sentence). Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date being 20 business days following the commencement of the Offer) if, at the scheduled expiration date of the Offer, any of the conditions to Merger Sub's obligation to accept for payment, and to pay for, the Shares shall not be satisfied or waived, (ii) extend the Offer for an aggregate period of not more than 10 business days if, immediately prior to the initial expiration date of the Offer (as it may be extended), after giving effect to the automatic conversion of all Class B Shares validly tendered and not withdrawn, the Class A Shares validly tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Class A Shares and Merger Sub irrevocably expressly waives any condition (other than the Minimum Condition, as defined below) that subsequently may not be satisfied during such extension of the Offer, or (iii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer.

    THE MERGER. The Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, Shares owned by the Company (which shall not include any Shares held by the trust established pursuant to the 1999 Leeds Family/CMP Media Inc. Employee Benefit Trust Agreement) or any direct or indirect wholly-owned subsidiary of the Company and Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration. Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    CERTIFICATE OF INCORPORATION AND BY-LAWS The Certificate of Incorporation and By-laws of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, provided, that the Certificate of Incorporation and By-laws of the Surviving Corporation will (i) state that the name of the Surviving

Corporation is "CMP Media Inc." and (ii) for a period of at least six years after the Effective Time, include indemnification and exculpation provisions which are at least as favorable to the current officers and directors of the Company as those contained in the Certificate of Incorporation and By-laws of the Company as of the date of the Merger Agreement.

    NO SOLICITATION. The Company will not, prior to the Effective Time, directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its subsidiaries or acquisition of all or substantially all of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than MF Worldwide, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement.

    DIRECTORS. Promptly upon the purchase by Merger Sub of Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Merger Sub, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence) multiplied by the percentage obtained by dividing (i) the aggregate number of votes represented by the Shares beneficially owned by Merger Sub or any affiliate of Merger Sub by (ii) the number of votes represented by all Shares outstanding (excluding Shares held by the Company but not excluding any shares held by the trust established pursuant to the 1999 Leeds Family/CMP Media Inc. Employee Benefit Trust Agreement). At such times, if requested by Merger Sub, the Company will also cause each committee of the Board of Directors to include persons designated by Merger Sub constituting the same percentage of each such committee as Merger Sub's designees are of the Board of Directors. The Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub designees to be elected to the Board of Directors and shall cause Merger Sub's designees to be so elected; provided, however, that prior to the Effective Time, the Company's Board of Directors shall always have at least three members who are neither officers, directors, stockholders or designees of MF Worldwide or Merger Sub or any of their affiliates ("Outside Directors"). If the number of directors who are Outside Directors is reduced below three for any reason prior to the Effective Time, the remaining directors who are Outside Directors (or, if there is only one director who is an Outside Director, such Outside Director) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is an Outside Director and who shall be a director deemed to be an Outside Director for all purposes of the Merger Agreement.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, MF Worldwide shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to certain existing indemnification agreements of the Company in favor of the directors and officers of the Company. Also pursuant to the Merger Agreement, for a period of six years after the Effective Time, MF Worldwide shall cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance and employed lawyers professional liability insurance covering those persons who are currently or at the Effective Time covered by the Company's policies for such insurance on terms comparable to those applicable to the current policies for such insurance; provided, however, that in no event shall MF Worldwide or the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or obtain coverage in excess of the coverage that is available for such 200% of such annual premium).

    COMPANY OPTIONS. The Merger Agreement provides that, with respect to all outstanding options or warrants (referred to collectively as the "Options" and individually as an "Option") to purchase to acquire Shares (except for any vested or unvested Options held by Michael S. Leeds or Daniel H. Leeds, which shall be canceled prior to the expiration date of the Offer without payment therefor except as provided in their respective employment agreements), each holder of an Option which is surrendered by the holder for cancellation shall be entitled to receive from the Company, immediately prior to the closing of the Offer, for each Share purchasable under each Option, an amount in cash in full cancellation of such Option equal to the excess of the Cash Price over the per share exercise price of such Option (or such greater amount as Merger Sub shall agree in writing), as such amount may be reduced by any required withholding in accordance with applicable tax laws. The Company agrees to use all commercially reasonable efforts to obtain prior to the expiration date of the Offer written agreements of all holders of Options legally binding such holders to cancellation of such Options consistent with the foregoing.

    MATERIAL TRANSACTIONS. The Merger Agreement provides that, prior to the Merger, the Company will not (other than as required pursuant to the terms of the Merger Agreement and the related documents) without first obtaining the written consent of MF Worldwide, enter into any transactions outside of the ordinary course of business of the Company or:

    (a) encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of the Company or any subsidiary, other than in the ordinary course of business or as otherwise disclosed in the Merger Agreement;

    (b) enter into any employment contract which is not terminable at will or upon notice of 30 days or less and without penalty to the Company or any subsidiary except as provided in the Merger Agreement;

    (c) issue or sell, or agree to issue or sell, any shares of capital stock or other securities of the Company, except upon exercise of currently outstanding stock options or warrants;

    (d) except as set forth in the Merger Agreement or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement which is not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially increasing the costs thereof to the Company or any of its affiliates;

    (e) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any of its wholly-owned subsidiaries;

    (f) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

    (g) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and the Company Subsidiaries may incur, assume or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person or entity except in the ordinary course of business and except for loans, advances or capital contributions to or investments in any wholly-owned subsidiary of the Company;

    (h) issue any stock option under any Plan or any other options, warrants, convertible securities or other capital stock, and (except as contemplated by Section 3.1(d) of the Merger Agreement) will not accelerate the vesting or otherwise modify the terms of any option outstanding under any Plan;

    (i) take any action to institute any severance or termination pay practices with respect to any directors, officers, or employees of the Company or any subsidiaries other than those in effect on the date hereof, or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

    (j) adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of the Company, or any subsidiaries, or make any increase in the salaries, compensation or pay scales of any such directors, officers or employees; or

    (k) amend its certificate of incorporation or bylaws.

    The Company will permit two designated representatives of MF Worldwide to be present on a full-time basis at the principal offices of the Company to observe the conduct of the business of the Company, and the Company will consult with such representatives prior to taking any actions outside the ordinary course of the Company's business in any material respect or any actions specified above.

    CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The Merger Agreement provides that the respective obligations of each party to consummate the Merger are subject to the satisfaction of a number of conditions, including, but not limited to, the following conditions (any of which may be waived in writing by MF Worldwide and the Company):

    (a) None of MF Worldwide, Merger Sub or the Company, nor any of their respective subsidiaries, shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of MF Worldwide effectively to exercise full rights of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of the Company and its subsidiaries taken as a whole.

    (b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted by the government (or any governmental agency) of the United States or any other country, or any state, municipality or other political subdivision thereof, that makes the consummation of the Merger and any other transaction contemplated hereby illegal. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

    (c) The requisite holders of Shares shall have approved the adoption of the Merger Agreement and any other matters submitted to them to the extent required by, and in accordance with the provisions of, the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including, but not limited to, representations by the Company as to corporate organization and qualification, subsidiaries, capitalization, authority to enter into the Merger Agreement, filings with the SEC and other governmental authorities, the absence of certain changes or events, intellectual property, material contracts, environmental matters, employee benefit matters, the opinion of the Company's financial advisor, tax returns, audits, brokers and litigation.

    GUARANTY BY UNITED. The Merger Agreement includes an unconditional and irrevocable guaranty by United to the Company of the due and punctual payment for all Shares in connection with the Offer and the Merger and any other monetary obligations of MF Worldwide or Merger Sub and the due and punctual performance of all other obligations of MF Worldwide or Merger Sub to the Company, all in accordance with the terms of the Merger Agreement.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and canceled, and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

    (a) by mutual consent of Merger Sub and the Company;

    (b) by either MF Worldwide or the Company if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of Shares shall not have been obtained;

    (c) by either MF Worldwide or the Company if the Merger shall not have been consummated on or before October 28, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

    (d) by either MF Worldwide or the Company if any court of competent jurisdiction or other governmental entity shall have issued an order or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

    (e) by either MF Worldwide or the Company in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in the Merger Agreement and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach"); provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or agreement contained in the Merger Agreement;

    (f) by either MF Worldwide or the Company if Merger Sub shall have terminated the Offer in accordance with its terms and conditions, and otherwise not in violation of the Merger Agreement, without purchasing any Shares pursuant thereto;

    (g) by either MF Worldwide or the Company in the event that (i) all of the mutual conditions to the obligation of such party to effect the Merger set forth in the Merger Agreement shall have been satisfied and (ii) any separate condition to the obligation of such party to effect the Merger set forth in the Merger Agreement is not capable of being satisfied prior to October 28, 1999; or

    (h) by MF Worldwide, if the Company's Board of Directors shall have (i) determined to withdraw its recommendation of the Offer or the Merger to the holders of Shares or (ii) approved, recommended or endorsed any Acquisition Transaction other than the Merger Agreement or (iii) resolved to do any of the foregoing.

    EXPENSES. All expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not any transaction contemplated by the Merger Agreement is consummated.

    TENDER AND VOTING AGREEMENT

    In connection with the execution of the Merger Agreement, Merger Sub entered into a Tender and Voting Agreement, dated as of April 28, 1999 (the "Tender and Voting Agreement"), with the holders of all of the outstanding Class B Shares. Pursuant to the Tender and Voting Agreement, such holders have agreed, among other things, to tender all such Shares pursuant to the Offer, and not withdraw such Shares as long as the Tender and Voting Agreement remains in effect, and to vote such Shares in favor of the adoption of the Merger Agreement and the transactions contemplated therein, against any Acquisition Transaction and against any action which would result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled. The Tender and Voting Agreement also includes covenants by such stockholders to neither dispose of their Shares, enter into a voting arrangement with respect to their Shares, nor grant any proxy with respect to their Shares.

    The foregoing summary of the Tender and Voting Agreeement is qualified in its entirety by reference to the Tender and Voting Agreements, a copy of which has been filed as an exhibit to the Schedule 14D-1 and 13D of Parent and Merger Sub.

    SECTION 11. PURPOSE OF THE OFFER; PLANS FOR THE SURVIVING CORPORATION AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    PLANS FOR MERGER CONSUMMATION. Under the DGCL, the approval of the Company's Board of Directors and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's Board of Directors has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Merger Sub will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

    In the Merger Agreement, the Company has agreed to take all action necessary, as promptly as practicable after the expiration of the Offer, to convene a meeting of its stockholders to consider and vote upon the approval of the Merger Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated by the Merger Agreement. Merger Sub has agreed that all Shares owned by it and its subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement at any such meeting.

    The Merger Agreement provides that if Merger Sub purchases Shares sufficient to constitute a majority of the then outstanding Shares, Merger Sub will be entitled to designate representatives to serve on the Board in proportion to Merger Sub's ownership of Shares following such purchase constituting at least a majority of the Board. See Section 10. Merger Sub expects that such representation would permit Merger Sub to exert control over the conduct of the Company's business and operations.

    Under the DGCL, if Merger Sub acquires, pursuant to the Offer or otherwise, at least 90% of each class of Shares then outstanding, Merger Sub will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Merger Sub and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Merger Sub does not acquire at least 90% of each class of Shares then outstanding pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See Section 10 for a more detailed description of the Merger. Merger Sub reserves the right, subject to certain conditions described below, to extend the Offer for up to 10 business days if less than 90% of the Class A Shares have been tendered.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisals of, and to receive payment in cash of the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as or more or less than the purchase price per Share in the Offer or the Merger Consideration.

    PLANS FOR THE SURVIVING CORPORATION. It is expected that, initially following the Merger, the business and operations of the Surviving Corporation will, except as set forth in this Offer to Purchase, be continued by the Surviving Corporation substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization, Board and management with a view to optimizing realization of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Surviving Corporation would form an important part of Parent's future business plans.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

    SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

    The Merger Agreement provides that the Company will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, declare or pay any dividends or other distributions in respect of any of its capital stock.

    SECTION 13. EFFECT OF THE OFFER ON MARKET FOR SHARES; NASDAQ LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

    The purchase of Shares by Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly, may reduce the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

    Depending upon the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Class A Shares may no longer meet the standards for continued inclusion in Nasdaq, which require, among other things, that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots. In the event the Class A Shares were no longer eligible for quotation, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations, in which event the Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Merger Sub currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Merger Agreement, Merger Sub shall not be required to accept for payment or pay for any Company Common Stock tendered, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance of, and payment for, subject to Rule 14e-1 (c) of the Exchange Act, any Shares tendered, (A) unless the following conditions shall have been satisfied: (i) there shall be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which represent on a fully diluted basis (including for purposes of such calculation all Shares issuable upon exercise of all vested stock options and warrants and conversion of convertible securities or other rights to purchase or acquire shares and after giving effect to the conversion of the Class B Shares) at least 51% of the number and voting power of the Shares then outstanding (the "Minimum Condition") and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer or
(B) if at any time after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

    (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action or proceeding shall have been promulgated, enacted, taken, initiated or instituted by a government or a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) seeks to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger, (ii) seeks to prohibit or restrict in any material respect the ownership or operation by Merger Sub (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets, or seeks to compel Merger Sub (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of the Company's business or assets, (iii) seeks to impose material limitations on the ability of Merger Sub effectively to acquire or to hold or to exercise full rights of ownership of the Company Common Stock, including, without limitation, the right to vote the Company Common Stock purchased by Merger Sub on all matters properly presented to the stockholders of the

       Company, or (iv) seeks to impose any material limitations on the ability of Merger Sub or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

    (b) the Merger Agreement shall have been terminated by the Company, Merger Sub or MF Worldwide in accordance with its terms; or

    (c) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or governmental entity of the United States on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

    (d) (i) the Board of Directors or any committee thereof shall have withdrawn, materially modified or changed in a manner adverse to MF Worldwide or Merger Sub the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction or any other acquisition of Company Common Stock other than the Offer or the Merger, or (ii) the Board of Directors or any committee thereof shall have resolved to do any of the foregoing; or

    (e) the representations and warranties of the Company shall not be true and correct as of the date of the Merger Agreement or as of the expiration of the Offer except where failure to be so true and correct would not (in the aggregate for all representations and warranties of the Company) have a Material Adverse Effect (as defined below) (other than representations and warranties that are already so qualified, which in each such case shall be true and correct as written), and except for (i) changes specifically contemplated by the Merger Agreement and (ii) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date); or

    (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement unless all such failures together in their entirety, would not, individually or in the aggregate, have a Material Adverse Effect; or

    (g) the Company shall not have delivered to MF Worldwide binding agreements signed by the holders of Options representing at least 95% of the Shares issuable upon exercise of all of the outstanding Options, agreeing to the cancellation of the Options of such holders on the terms described in
       Section 3.1(d) of the Merger Agreement; or

    (h) the Company shall not have delivered to MF Worldwide evidence of binding agreements of the executive officers of the Company to make payment in full within five business days after the closing of the Offer of all amounts of principal and accrued interest, whether or not then due and owing, under all credit, loan or similar agreements as to which the Company is a lender to or guarantor of such executive officers; or

    (i) there shall since March 31, 1999 have occurred any event that, individually or when considered together with any other matter, has had or would have a Material Adverse Effect; or

    (j) Merger Sub and the Company shall have agreed that Merger Sub shall amend the Offer to terminate the Offer or postpone the payment for Company Common Stock pursuant thereto.

    As used in the Merger Agreement, "Material Adverse Effect" means any change, effect, event or occurrence that has, or would have, individually or in the aggregate, a material adverse impact on the business, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that "Material Adverse Effect" shall be deemed to exclude (i) changes in general economic conditions or changes affecting the industries generally in which such party operates, (ii) changes in trading prices for such party's capital stock, (iii) stockholder litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement and (iv) the impact of changes in GAAP.

    The foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub in whole or in part at any time and from time to time in its sole discretion, subject in each case to the terms of the Merger Agreement. The failure by Merger Sub at any time to execute any of the foregoing rights shall not be deemed a waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and its review of certain information furnished by the Company to Parent and discussions by representatives of Parent with representatives of the Company during Parent's investigation of the Company, Parent is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Merger Sub's acquisition of the Shares pursuant to the Offer. Except as disclosed herein, Parent is not aware of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or public body that would be required for the acquisition or ownership of Shares by Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is Parent's and Merger Sub's current intention to seek such approval or action. There is, however, no current intent to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter or the receipt of any such approval (subject to Merger Sub's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There is no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Merger Sub or Parent or that certain parts of the business of the Company, Merger Sub or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approvals were not obtained or such other actions were not taken. Merger Sub's obligation under the Offer to accept the Shares for payment and to pay for such Shares is subject to certain conditions, including conditions relating to certain legal matters discussed in this Section 15, which are described in Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions contemplated by the Merger Agreement may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 14.

    United intends to file, promptly and in no event after May 19, 1999, a Premerger Notification and Report Form under the HSR Act with respect to the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, it is anticipated that the waiting period with respect to the Offer under the HSR Act will expire not later than 11:59 p.m. New York City time, on June 3, 1999, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Parent prior to the expiration of the waiting period. If such a request is made with respect to the Offer by either the Antitrust Division or the FTC, the waiting period related to the Offer will expire at

11:59 p.m. New York City time on the tenth calendar day after substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with the proposed transactions contemplated by the Merger Agreement, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transactions contemplated by the Merger Agreement while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Merger Sub's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares by Merger Sub pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer by Merger Sub or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Litigation seeking similar relief could be brought by private parties.

    United also intends to file a notification of the Offer and the Merger with, and seek the approval of, the Federal Cartel Office (Bunderkartellamt) of Germany.

    Based upon an examination of information available to Parent relating to the business in which Parent, the Company and their respective subsidiaries are engaged, Parent and Merger Sub believe that the Offer and the other transactions contemplated by the Merger Agreement will not violate the antitrust laws and that such transactions will lead to increased competition. However, there is no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on such grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

    STATE ANTI-TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, prior to such time the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On April 28, 1999, prior to the execution of the Merger Agreement and the Tender and Voting Agreement, the Board of Directors, by unanimous vote of all directors at a meeting held on such date, approved the Merger Agreement, the Merger, the Offer and the other transactions contemplated by the Merger Agreement, including the Tender and Voting Agreement, and exempted Parent and Merger Sub from the application of Section 203 in connection therewith. Accordingly, Section 203 is inapplicable to the Offer and the Merger and the transactions contemplated by the Merger Agreement.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, an anti-takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was a shareholder rights statute that was, by its terms, applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Merger Sub does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Merger Sub will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Merger Sub might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Merger Sub may not be obligated to accept for payment any Shares tendered. See Section 14.

    SECTION 16. FEES AND EXPENSES.

    Except as set forth below, neither Parent nor Merger Sub will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    In connection with this transaction and pursuant to a certain engagement letter, United retained Allen & Company Incorporated as its Financial Advisor and the Dealer Manager. In accordance with the terms of the engagement letter, United has agreed to pay to Allen & Company Incorporated at the consummation of this transaction, a fee of $4.25 million. In addition, United agreed to reimburse Allen & Company Incorporated for reasonable travel and other out of pocket expenses, including reasonable fees and disbursements of its legal counsel.

    Merger Sub has retained D.F. King & Co., Inc. as the Information Agent and ChaseMellon Shareholder Services, L.L.C. as the Depositary, in connection with the Offer. The Information Agent and the Dealer Manager may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Merger Sub for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    SECTION 17. MISCELLANEOUS.

    Merger Sub is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Merger Sub will make a good faith effort to comply with such state statute. If, after such good faith effort, Merger Sub cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.

    In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered broker-dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF MERGER SUB NOT CONTAINED IN THIS OFFER OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Merger Sub have filed with the SEC a Schedule 14D-1 and 13D, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and 13D and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                             MFW ACQUISITION CORP.
                                  MAY 6, 1999
                                   SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND MERGER SUB. The following table sets forth the name, current business address, citizenship, present principal occupation or employment, and material occupations and positions, offices or employments and business addresses thereof for the past five years, of each director and executive officer of Parent and Merger Sub. None of such persons has been convicted in a criminal proceeding, nor has any of them been a party to a proceeding related to U.S. state and federal securities laws.

    The directors and executive officers of Parent and Merger Sub are:

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Donald Pazour................................  United States    Chief Operating Officer and President, Miller
  Miller Freeman Inc.                                           Freeman Inc., since August 1996, Executive
  600 Harrison Street                                           Officer, Miller Freeman, Inc., 1977 - August
  San Francisco, California 94107                               1996.

Anne W. Gurnsey..............................  United States    Corporate Counsel and Secretary, United News &
  United News & Media Inc.                                      Media Inc., since April 1996. Corporate
  32 Union Square East                                          Secretary, MAI North America, Inc., 1990 - April
  5th Floor South                                               1996.
  New York, New York 10003

    DIRECTORS AND EXECUTIVE OFFICERS OF UNITED. The following table sets forth the name, current business address, citizenship, and present principal occupation or employment, and material occupations and positions, offices or employments and business addresses thereof for the past five years, of each member of the Board of Directors and executive officer of United. Unless otherwise indicated, each such person (i) has held his principal occupation for the past five years, (ii) has as his current business address Ludgate House, 245 Blackfriars Road, London SE1 9UY England, and (iii) has not been convicted in a criminal proceeding and has not been party to a proceeding related to U.S. state and federal securities laws.

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Lord Stevens of Ludgate......................  British          Chairman since 1981.

Sir James McKinnon...........................  British          Deputy Chairman and Non-Executive Director since
  Huxley House,                                                 April 1996. Chairman, MAI plc, 1992 - April 1996.
  28 Copsem Lane,
  Esher, Surrey KT10 9HE

Clive Hollick................................  British          Group Chief Executive since April 1996. Group
                                                                Managing Director, MAI plc, 1974 - February 1997.

Charles Stern................................  British          Finance Director since 1992.

Charles Gregson..............................  British          Executive Director since April 1996. Director,
                                                                MAI plc, since 1984.

                                                                          PRESENT PRINCIPAL OCCUPATION
                                                                           OR EMPLOYMENT POSITION AND
NAME AND BUSINESS ADDRESS                        CITIZENSHIP              FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------------------  ---------------  -------------------------------------------------
Nigel Donaldson..............................  British          Executive Director since 1991.

Roger Laughton...............................  British          Non-Executive Director since April 1999.
                                                                Executive Director, April 1996 - April 1999.
                                                                Chief Executive Officer, MAI Broadcasting, 1990 -
                                                                April 1996.

Tony Tillin..................................  British          Executive Director since March 1998 and Chief
  Blenheim House,                                               Executive of Miller Freeman subsidiary since
  630 Chiswick High Road,                                       August 1997. Senior executive, EMAP Group, May
  London W4 5BG                                                 1996 -August 1997. Senior executive, Reed
                                                                International, 1989 - December 1994.

Christopher Powell...........................  British          Non-Executive Director since April 1996. Chief
  12 Bishops Bridge Road                                        Executive, BMP DDB, since 1984.
  London W2 6AA

Geoffrey Unwin...............................  British          Non-Executive Director since April 1996. Vice
  Cap Gemini House,                                             Chairman of the Executive Board, Cap Gemini
  130 Shaftsbury Avenue                                         Group, since 1996.
  London W1V 8HH

John Botts...................................  United States    Non-Executive Director since July 1997. Chairman,
  Lintas House,                                                 Botts & Company Limited, since August 1988.
  15-19 New Fetter Lane
  London EC4A 1BA

Fields Wicker-Miurin.........................  United States    Non-Executive Director since March 1998. Director
  Lansdowne House                                               of finance and strategy, London Stock Exchange,
  Berkeley Square                                               September 1994 - December 1997. Partner, Mercer
  London W1X 5DH                                                Management Consulting, 1989 - September 1994.
                                                                Partner, A.T. Kearney, since August 1998.

Anne Claire Siddell..........................  British          Company Secretary since June 1997. Company
                                                                Secretary and Group Legal Director House of
                                                                Fraser plc, December 1993 - May 1997.